EXHIBIT 99.(m)(4)

AMERICAN BEACON SELECT FUNDS

DISTRIBUTION PLAN

AMENDED AND RESTATED SCHEDULE A

As noted in Paragraph 1 of the American Beacon Select Funds Distribution Plan, the following Funds have adopted the American Beacon Select Funds Distribution Plan:

Series	Distribution Fee (As a Percentage of Average Daily Net Assets of the Fund)
American Beacon AHL Trend ETF	0.25%
American Beacon GLG Natural Resources ETF	0.25%
American Beacon Ionic Inflation Protection ETF	0.25%
American Beacon Aberdeen Municipal High Income ETF	0.25%

Dated: June 8, 2026